Exhibit 10.26

EMPLOYMENT AGREEMENT

Mark Lipparelli

THIS AGREEMENT is made and entered into as of the 30th day of April, 2001, by and between Shuffle Master, Inc., a Minnesota corporation (the ”Company”), and Mark Lipparelli (the “Employee”), a resident of the State of Nevada.

RECITALS:

A.                                   The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games, and operating systems for gaming equipment and related products and services throughout the United States and in Canada and other countries (the “Business”).

B.                                     Company and Employee want to create an at-will employment relationship that protects the Company with appropriate confidentiality and non-compete covenants and rewards the Employee with a severance package for performing his obligations for the full term of this contract or such shorter term as may be determined in accordance with the terms and conditions of this Agreement.

C.                                     The Company and Employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

1.             Employment.  The Company hereby employs Employee as its Executive Vice President, reporting to the Chief Executive Officer and the President of the Company.  Employee shall perform the duties of that position and shall perform such other related duties as the Company may direct from time to time.  Employee’s employment with the Company is for a term beginning April 30, 2001 through October 31, 2002, but may be terminated earlier in accordance with the provisions of this Agreement.

2.             Salary and Benefits.  During the Company’s fiscal year ending October 31, 2001:  (a) Employee shall be paid an annual base salary of One Hundred Fifty Thousand Dollars ($150,000.00) (from his initial hiring date through September 30, 2001, at which time Employee, shall be paid an annual base salary of One Hundred Eighty Thousand Dollars ($180,000)), paid in the same intervals as other employees of the Company; and (b) if employed through October 31, 2001, Employee will be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company, as set forth on Exhibit A attached hereto.  If Company meets Employee’s reasonable expectations for advancement, Company and Employee will negotiate in good faith any appropriate modifications of this Agreement.  If Company and Employee are unable to agree on any such modifications, this Agreement will remain in full force and effect.  Alternatively, if (a) Employee is employed through September 30, 2001, but not through October 31, 2001; (b) Company has failed to meet Employee’s reasonable expectation regarding advancement on or before September 30, 2001; (c) other Company executes employed through October 31, 2001 are eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company as set forth on Exhibit A attached hereto; and (d) Employee has not breached his obligations for fiscal year ending October 31, 2001, then Employee will be paid a bonus of Thirty Thousand Dollars ($30,000) at the same time the Company pays fiscal 2001 bonuses to other Company executives. During the Company’s fiscal year commencing November 1, 2001, Employee will receive a base salary no less than that set forth above and if employed through October 31, 2002 will be eligible to participate in an executive bonus program authorized by the Board of Directors of the Company for that year, which is expected to be generally similar to that set forth in Exhibit A, but with a full year of employment required and such performance targets and bonus percentages as may be adopted by the Board.  Employee will receive a stock option grant to purchase 50,000 shares of the Company’s common stock at its closing price on March 28, 2001, in accordance with and subject to the terms and conditions imposed by the Board of Directors at its March 28, 2001 meeting and to the extent not inconsistent with the terms of the granting resolution, in accordance with, and subject to the terms and conditions of the 1993 Employee Stock Option Plan, as amended.  The stock underlying this option grant will come from the authorized but unissued shares of the Company and not from the pool of stock authorized for issuance under the 1993 Stock Option Plan.

Vesting of the above option grants occurs, unless otherwise accelerated, as follows:  one-third on April 30, 2002, provided the employee is employed with the Company on such date; and one-third on April 30, 2003, provided the employee is employed with the Company on such date; and one-third on April 30, 2004, provided the employee is employed with the Company on such date.

The Company shall register the 50,000 shares of common stock underlying the stock option grant for sale on or before March 15, 2002.  Employee will have twelve (12) months from his last day of Employment, or six (6)

months following any severance period whichever period is longer, during which to exercise any vested stock options.  Employee, unless required to do so earlier, must exercise any vested stock option on or before March 27, 2011 or such option will forfeit and be of no further force and effect.

Employee’s salary is set on the expectation that (except for vacation days and holidays) Employee’s full time will be devoted to Employee’s duties hereunder.  The Company agrees to provide Employee with the benefits it provides its executive team.  Employee will not, however, be eligible to participate in the Company’s non-executive bonus program.  Employee shall receive three (3) weeks paid vacation per calendar year prorated based on the number of weeks actually employed during any such calendar year.

During Employee’s employment with the Company, the Company will promptly pay or reimburse Employee for reasonable travel, entertainment and other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties.  Such reimbursement will be in accordance with Company policies in existence from time to time.

3.             Outside Consulting.  Employee shall devote Employee’s full time and best efforts to the Company.  Employee may render consulting services to other businesses from time to time only if approved in writing by the Chief Executive Officer or by the President of the Company.  Company acknowledges and approves that Employee during the first two (2) weeks of his employment with Company will be providing consulting services to Employees’ previous Company which may significantly reduce the amount of time Employee can devote to Company during the first two (2) weeks of his employment.  Company approves such consulting by Employee during the first two (2) weeks of his employment.  Employee may serve in any capacity with any civic, educational or charitable organization, provided such service does not prevent Employee meeting his fiduciary obligation to Company.

4.             Non-competition.  In consideration of the provisions of this Agreement and the severance benefits for which Employee is eligible pursuant to Section 9, Employee shall not, while employed by the Company or its successor and thereafter until November 1, 2002:

(a)                                  directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the Business anywhere in the United States or Canada.

(b)                                 either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates or successors to work for or represent any competitor of the Company or its affiliates or successors or to call upon any of the customers of the Company or its affiliates or successors.

5.                                       Confidentiality; Inventions.

(a)                                  Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee’s employment with the Company, whether or not during usual working hours.  Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee’s employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

(b)                                 “Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

(c)                                  Employee understands that all copyrightable work that Employee may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Employee hereby assigns all right, title and interest to the copyright therein to the Company.

(d)                                 Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

(e)                                  Employee will not publish or otherwise disclose, either during or after Employee’s employment with the Company, any unpublished or proprietary or confidential information or secret relating to the Company, the Business, the Company’s operations or the Company’s products or services.  Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee’s employment with the Company.  Upon termination of Employee’s employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.

(f)                                    Employee understands that Employee’s employment with the Company creates a relationship of trust and confidence between Employee and the Company.  Employee understands that Employee may encounter information in the performance of Employee’s duties that is confidential to the Company or its customers.  Employee agrees to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company’s products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business.  Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during employee’s employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on employee’s part, or as required by law.

6.             Early Termination by Company Without Just Cause.  Employee’s employment by the Company is “at will”; the Company may terminate Employee’s employment at any time either with or without just cause.  Notwithstanding any termination without just cause, Employee will remain bound under the covenants not to compete and confidentiality obligations of Sections 4 and 5 of this Agreement and the Severance Benefits provided under Section 9 will remain in full force and effect.

7.             Early Termination by Company for Just Cause.  The Company may terminate Employee for just cause.  In the event the Company terminates the Employee for just cause, the Employee will remain bound under the covenant not to compete and the confidentiality obligations contained in Sections 4 and 5 and will not be entitled to any of the severance benefits provided under Section 9.  Termination for “just cause” shall include:

(a)                                  repeated inattention to duty, which has not been remedied by Employee within thirty (30) days following written notice thereof;

(b)                                 dishonesty as to a matter which is materially injurious to the Company;

(c)                                  the commission of a willful act or omission intended to materially injure the business of the Company; or

(d)                                 a violation of any material provision of this Agreement, including, in particular, the provisions of Sections 4 and 5 hereof.

8.             Voluntary Termination by Employee.   In the event Employee voluntarily terminates his employment with the Company (or its successor), Employee will remain bound under the confidentiality and non-compete obligation of Sections 4 and 5 and will not be entitled to receive any of the severance benefits provided under Section 9.  Voluntary termination means any termination by the Employee on or before September 30, 2001, without a material breach of a substantial provision of this Agreement by the Company and any termination by the Employee after September 30, 2001 without a material breach of a substantial provision of this Agreement by the Company, unless the Company has failed to meet the Employee’s reasonable expectations regarding advancement by September 30, 2001, under which circumstances Employee’s termination will be considered an involuntary termination. Voluntary termination includes a termination caused by the death of Employee or disability of Employee for more than six (6) months.

9.             Severance Benefits.  In the event that Employee is terminated without “just cause” (as defined in Section 7) or leaves his employment involuntarily (as defined in Section 8) prior to the end of the term set forth in Section 1 hereof, then:

(a)                                  During the period immediately following Employee’s last day of employment through October 31, 2002 (the “Severance Period”), Employee will be paid each month, as Employee’s sole remedy, an amount equal to Employee’s then prevailing monthly base salary.  In addition, during the Severance Period the Employee shall continue to receive all of the Company’s employee benefits, if eligible; if Employee is not eligible for health benefits, the Company shall pay the COBRA premiums for continuation coverage during the period of severance payments.

(b)                                 Provided that Employee has not breached his obligations contained in Sections 4 and 5, Employee’s option to purchase 16,666 shares of the Company’s common stock that was scheduled to vest on April 30, 2002, in the event of the Employee’s continued employment through such date, if it hasn’t already vested, will vest on April 30, 2002, notwithstanding Employee’s termination of employment. .

10.           Cooperation with Change in Control.  Employee will reasonably cooperate with the Company in the event of a change in control, and exercise his stock options in a way as to not hinder the progress or closing of the transaction, and in no event later than three (3) months following the closing.

11.           No Conflicting Agreements.  Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

12.           D & O Policy.  During Employee’s employment with the Company, the Company shall maintain director and officer liability insurance in reasonable scope and amounts.  Notwithstanding the existence of such insurance, Employee shall also be entitled to indemnification in accordance with the by-laws of the Company.

13.           Independent Covenants.  The covenants on the part of the Employee contained in Sections 4 and 5 hereof shall be construed as agreements independent of any other provision in this Agreement; it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense to enforcement by the Company of those covenants.

14.           Injunctive Relief; Attorneys’ Fees. In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in Sections 4 and 5 hereof would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies.  Employee consents to the issuance of such injunction relief without the posting of a bond or other security.  In the event of any such violation, and the issuance of an preliminary injunction against Employee pursuant to Nevada Rules of Civil Procedure 65, THE EMPLOYEE AGREES TO PAY THE COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES INCURRED BY THE COMPANY IN PURSUING ANY OF ITS RIGHTS WITH RESPECT TO SUCH VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE COMPANY AS A RESULT THEREOF. If; provided, however, that if there is a final determination by the Court that the Employee did not violate any of the covenants contained in Sections 4 and 5 hereof, Employee shall have no obligation to pay the foregoing costs, expenses and attorneys’ fees of the Company and the Company agrees to pay the costs, expenses and reasonable attorneys’ fees incurred by the Employee in defending himself with respect to such alleged violations.

15.           Notice.  Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

16.           Entire Agreement.  This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces any oral or written existing agreements between the Company and the Employee relating generally to the same subject matter.  Company and Employee hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding Employee’s employment, apart from this Agreement.

17.           Severability.  It is further agreed and understood by the parties hereto that if any provision of this Agreement should be determined by a court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

18.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

19.           Heirs, Successors and Assigns.  The terms, conditions, and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

COMPANY:		EMPLOYEE:

SHUFFLE MASTER, INC.

By:	/s/ Joseph J. Lahti	By:	/s/ Mark Lipparelli

Its:	Chief Executive Officer		Mark Lipparelli

EXHIBIT A

Executive Bonus Program — F/Y/E 10/31/2001

                Employee may earn a percentage of Employee’s base salary (actually received during the Company’s fiscal year ending 10/31/01) as a bonus during fiscal year 2001, which will vary depending on the percentage of targeted income before taxes ($17,254,000) earned by the Company:

Company Earnings as % of targeted income before taxes		Bonus
a.	Less than 90%	0
b.	90%	40% of base salary actually received during the Company’s fiscal year ending 10/31/01.
c.	90% — 100%

40% of base salary actually received during the Company’s fiscal year ending 10/31/01 plus an additional one percent (1%) of base salary actually received during the Company’s fiscal year ending 10/31/01 for each increase of one percent (1%) over ninety percent (90%).

d.	100%	50% of base salary actually received during the Company’s fiscal year ending 10/31/01.
e.	100% — 120%	50% of base salary actually received during the Company’s fiscal year ending 10/31/01, plus an additional one-half percent (.05%) of base salary for each increase of one percent (1%) over 100%.
f.	120%	60% of base salary actually received during the Company’s fiscal year ending 10/31/01.
g.	over 120%	60% of base salary actually received during the Company’s fiscal year ending 10/31/01, plus an additional 1% of base salary for each increase of one percent over 120%.

                For example, if the Company earns 100% of its targeted income before taxes during fiscal 2001, and assuming Employee had been employed by Company for the entire fiscal year ending October 31, 2001, Employee would be paid a performance bonus of $75,000(150,000 x 50%).  If the Company earns 90% of its targeted income before taxes during fiscal 2001, and assuming Employee had been employed for the entire fiscal year ending October 31, 2001, Employee would be paid a performance bonus of $60,000 ($150,000 x 40%).  If the Company earns 120% of its targeted income before taxes and assuming Employee had been employed by Company for the entire fiscal year ending October 31, 2001, Employee’s performance bonus would be $90,000 ($150,000 x 60%). If the Company earns more than 120% of its targeted income before taxes, and assuming that Employee had been employed by Company for the entire fiscal year ending October 31, 2001, Employee’s performance bonus would further increase by an amount equal to one percent (1%) of his base salary for each percent by which the percentage increase in income before taxes exceeds 120% of the target.  In no event shall the amount of Employee’s bonus exceed 2 times the Employee’s annual base salary actually received during the fiscal year ending October 31, 2001.

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